Exhibit 99.1
BeiGene Reports Second Quarter 2021 Financial Results
•Recorded product revenue of $138.6 million for the second quarter, representing a 111% increase from $65.6 million in the prior year period; additional approvals of five new indications and two new products in China
•Reported positive interim Phase 3 BRUKINSA data from two global trials in chronic lymphocytic leukemia or small lymphocytic lymphoma: SEQUOIA in front-line and ALPINE in relapsed or refractory setting
•Initiated two Phase 3 clinical trials in NSCLC of ociperlimab, an investigational anti-TIGIT monoclonal antibody with competent Fc function
•Announced plans to expand global manufacturing capabilities through establishment of a U.S. facility
CAMBRIDGE, Mass. and BEIJING, China, August 5, 2021 -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a global biotechnology company focused on developing and commercializing innovative medicines worldwide, today reported recent business highlights, anticipated upcoming milestones, and financial results for the second quarter and six months ended June 30, 2021.
“We continued executing on our key strategic objectives during the second quarter and took steps to further position BeiGene to become highly impactful to oncology patients worldwide,” said John V. Oyler, Co-Founder, Chairman and Chief Executive Officer of BeiGene. “We are broadening global access to our medicines through approvals of five new indications and two new products in China as well as additional marketing approvals and commercialization for BRUKINSA in Chile, UAE, and Israel, new regulatory submissions for BRUKINSA in multiple geographies, and the advancement of our internally developed and in-licensed product candidates. Three key pipeline achievements include: first, continued clinical evidence for the best-in-class potential of BRUKINSA, as demonstrated by the results of the global SEQUOIA and ALPINE trials, which both had positive readouts at the interim for efficacy outcomes as well as safety consistent with what we have observed in its global development program with more than 2,300 patients treated to date; second, the expanded list of indications for tislelizumab in China, reflecting its potential for reimbursement in China and the potential for regulatory filings in other geographies across the globe; and third, progress with our differentiated Phase 3 stage, anti-TIGIT antibody, ociperlimab, which we believe is one of the most advanced anti-TIGIT molecules in development worldwide. We also continued to build key strategic capabilities in house including our research, clinical development, commercial and manufacturing infrastructure, including our plans to establish a U.S. commercial-stage manufacturing and clinical R&D site. We remain on track in our mission of bringing innovative and accessible medicines to billions more patients around the world.”
Recent Business Highlights and Upcoming Milestones
Commercial Operations
•Product sales grew due to continued progress of our product launches, with sales of BRUKINSA in the United States continuing to accelerate, and sales in China delivering significantly increased patient demand in the first full quarter following the inclusion of tislelizumab, BRUKINSA®, and XGEVA® on the National Reimbursement Drug List (NRDL), which became effective on March 1, 2021; and
•Inclusion in the NRDL led to significant increases in the number of formal hospital listings for tislelizumab, BRUKINSA, and XGEVA in the second quarter of 2021 to approximately 13x, 28x, and 23x versus their respective levels prior to NRDL inclusion.
Development Programs
BRUKINSA® (zanubrutinib), a small molecule inhibitor of Bruton’s tyrosine kinase (BTK) designed to maximize BTK occupancy and minimize off-target effects, approved in the United States, China, Canada, and other international markets in selected indications and under development for additional approvals globally.
•Received conditional approval from the China National Medical Products Administration (NMPA) for the treatment of adult patients with Waldenström’s macroglobulinemia (WM) who have received at least one prior therapy;
•Received acceptance of a supplemental new drug application (sNDA) and was granted priority review by the U.S. Food and Drug Administration (FDA) for the treatment of adult patients with marginal zone lymphoma (MZL) who have received at least one prior anti-CD20-based therapy. The Prescription Drug User Fee Act (PDUFA) date is September 19, 2021;

Exhibit 99.1
•Received approval by Health Canada for the treatment of mantle cell lymphoma (MCL) in adult patients who have received at least one prior therapy;
•Continued to advance BRUKINSA in new markets. BRUKINSA is now commercially available in Chile, Israel, and UAE for patients with MCL who have received at least one prior therapy. To date, more than 30 marketing authorization applications in multiple indications have been submitted covering the United States, the European Union (EU), and more than 20 other countries or regions. In the quarter, five marketing applications for zanubrutinib were accepted for review by health authorities;
•Included in the National Comprehensive Cancer Network® (NCCN) Clinical Practice Guidelines in Oncology (NCCN Guidelines®) for patients with both treatment naïve and relapsed or refractory (R/R) WM as a Category 1A preferred treatment option. BRUKINSA is not approved in this indication outside of China and Canada;
•Announced positive topline interim results from the Phase 3 SEQUOIA trial (NCT03336333) comparing BRUKINSA to bendamustine and rituximab (B+R) in patients with treatment-naïve (TN) chronic lymphocytic leukemia (CLL) or small lymphocytic lymphoma (SLL) whose tumor did not exhibit the deletion of chromosome 17p13.1 (del[17p]). The SEQUOIA trial met the primary endpoint of progression-free survival (PFS) as assessed by independent review committee (IRC), as BRUKINSA achieved a statistically significant improvement in PFS compared to B+R. BRUKINSA was also generally well-tolerated, consistent with its known safety profile;
•Reported positive interim results from the Phase 3 ALPINE trial (NCT03734016) at the 26th European Hematology Association 2021 (EHA2021) Virtual Congress. Results from the ALPINE trial comparing BRUKINSA to ibrutinib in adult patients with relapsed or refractory (R/R) CLL or SLL demonstrated superiority in the primary endpoint of investigator-assessed overall response rate (ORR), and superiority in a key secondary endpoint of atrial fibrillation or flutter;
•Additional data reported at EHA2021 included:
–Thirty-five month follow-up results from the pivotal Phase 2 trial (NCT03206970) in patients with R/R MCL; and
–Thirty-four month follow-up results from the pivotal Phase 2 trial (NCT03206918) in patients with R/R CLL or SLL; and
•Completed enrollment in the Phase 2 global ROSEWOOD trial (NCT03332017) in combination with obinutuzumab versus obinutuzumab alone in patients with R/R follicular lymphoma.
Expected Milestones for BRUKINSA
•Receive approvals in the U.S. for patients with MZL who have received at least one prior anti-CD20-based therapy and for patients with WM in 2021. Additional continued expansion of BRUKINSA’s registration program is expected globally in new geographies and indications, including potential approvals in 2021 for certain patients with MCL in the Middle East, South America, Australia, and Russia; and with WM in the EU and Australia;
•Report interim results from the Phase 3 SEQUOIA trial (NCT03336333) comparing BRUKINSA with bendamustine plus rituximab in patients with TN CLL or SLL at an upcoming major medical conference in 2021; and
•Report additional results from the Phase 3 ALPINE trial (NCT03734016) in 2022.
Tislelizumab, a humanized IgG4 anti-PD-1 monoclonal antibody specifically designed to minimize binding to FcγR on macrophages; approved in China in selected indications and under development for additional approvals globally.
•Received approval by the NMPA for the first-line treatment of patients with advanced non-squamous non-small cell lung cancer (NSCLC);
•Received conditional approval by the NMPA for the treatment of patients with hepatocellular carcinoma (HCC) who have been previously treated with at least one systemic therapy;
•Received acceptance of a supplemental Biologics License Application (sBLA) by the Center for Drug Evaluation (CDE) of the NMPA for the treatment of patients with locally advanced or metastatic esophageal squamous cell carcinoma (ESCC) who have disease progression following or are intolerant to first-line standard chemotherapy;

Exhibit 99.1
•Received acceptance of an sBLA by the CDE for the treatment of patients with previously treated, locally advanced unresectable or metastatic microsatellite instability-high (MSI-H) or mismatch repair-deficient (dMMR) solid tumors; the application has been granted priority review;
•Reported that the Phase 3 RATIONALE 309 trial (NCT03924986) of tislelizumab combined with chemotherapy versus placebo combined with chemotherapy as a first-line treatment for patients with recurrent or metastatic nasopharyngeal cancer (NPC) met its primary endpoint of PFS at the interim analysis;
•Presented long-term follow-up results from the pivotal Phase 2 trial (NCT03209973) in patients in China with R/R classical Hodgkin's lymphoma (cHL) in an oral session at the EHA2021 Virtual Congress;
•Reported data in two poster presentations at the 2021 American Society of Clinical Oncology Annual Meeting (ASCO2021):
–Primary results of the global Phase 3 RATIONALE 302 trial (NCT03430843) of tislelizumab versus chemotherapy in patients with previously treated advanced or metastatic ESCC; and
–Results from the pivotal Phase 2 trial (NCT03736889) in patients with previously treated, locally advanced unresectable or metastatic MSI-H or dMMR solid tumors; and
•Completed enrollment in the Phase 3 trial (NCT03957590) of tislelizumab versus placebo in combination with chemoradiotherapy in patients with localized ESCC.
Expected Milestones for Tislelizumab
•Submit the first biologics license applications (BLA) outside of China in 2021, in collaboration with Novartis; and
•Submit an sBLA to the CDE of tislelizumab in combination with chemotherapy as a first-line treatment for patients with recurrent or metastatic NPC in 2021.
Pamiparib, a selective small molecule inhibitor of PARP1 and PARP2 conditionally approved in China for the treatment of patients with germline BRCA mutation-associated advanced ovarian, fallopian tube, or primary peritoneal cancer who have been treated with two or more lines of chemotherapy.
•Received conditional approval from the NMPA for the treatment of patients with gBRCA mutation-associated recurrent advanced ovarian, fallopian tube, or primary peritoneal cancer who have been treated with two or more lines of chemotherapy. BeiGene has now launched pamiparib in China;
•Reported data at ASCO2021 in two poster presentations:
–Results from the Phase 2 trial (NCT03575065) in patients with locally advanced or metastatic HER2-negative breast cancer with deleterious or suspected deleterious gBRCA1/2m, who received no more than two prior lines of chemotherapy; and
–Results from the Phase 2 PARALLEL 303 trial (NCT03427814) of pamiparib versus placebo as maintenance therapy in patients with inoperable locally advanced or metastatic gastric cancer that responded to platinum-based first-line chemotherapy.
Expected Milestones for Pamiparib
•Report topline results from the Phase 3 trial (NCT03519230) of pamiparib as a maintenance treatment in patients with platinum-sensitive recurrent ovarian cancer in 2021 or the first half of 2022.
Ociperlimab (BGB-A1217), an investigational anti-TIGIT monoclonal antibody with competent Fc function
•Initiated patient enrollment in the following trials:
–The Phase 3 AdvanTig-301 trial (NCT04866017) of ociperlimab in combination with tislelizumab versus durvalumab when co-administered with concurrent chemoradiotherapy (cCRT) in previously untreated, locally advanced, unresectable NSCLC;
–The Phase 3 AdvanTIG-302 trial (NCT04746924) of ociperlimab in combination tislelizumab for the first-line treatment of patients with locally advanced, unresectable, or metastatic NSCLC whose tumors exhibit high PD-L1 expression and do not harbor EGFR-sensitizing mutations or ALK translocations; and

Exhibit 99.1
–The Phase 2 AdvanTIG-204 trial (NCT04952597) of ociperlimab in combination with tislelizumab plus chemoradiotherapy in patients with untreated limited-stage small cell lung cancer;
•Presented clinical data at ASCO2021 on the Phase 1 dose-escalation study (NCT04047862) of ociperlimab in combination with tislelizumab in patients with advanced solid tumors.
BGB-11417, an investigational BCL-2 inhibitor
•Reported preliminary results from the dose-escalation portion of a first-in-human Phase 1 trial (NCT04277637) in patients with R/R non-Hodgkin's lymphoma (NHL) at EHA2021;
•Initiated patient enrollment in the following trials:
–The zanubrutinib combination arm of the Phase 1 clinical trial (NCT04277637) in adult patients with mature B-cell malignancies;
–The Phase 1 clinical trial (NCT04883957) of BGB-11417 in adult patients with mature B-cell malignancies in China; and
–The Phase 1 trial (NCT04771130) of BGB-11417 in patients with acute myeloid leukemia (AML) and myelodysplastic syndrome (MDS).
Expected Milestones for BGB-11417
•Begin patient enrollment in a Phase 1 trial in patients with multiple myeloma with t(11;14) translocation in 2021.
Early-Stage Programs
•Continued to advance our early-stage clinical pipeline of internally developed product candidates at dose escalation stage, including BGB-A445 (an investigational non-ligand competing OX40 monoclonal antibody as monotherapy or in combination with tislelizumab in solid tumors), BGB-15025 (an investigational hematopoietic progenitor kinase 1 (HPK1) inhibitor as monotherapy or in combination with tislelizumab in solid tumors), and BGB-10188 (an investigational PI3Kδ inhibitor as monotherapy or in combination with BRUKINSA in hematology malignancies, or in combination with tislelizumab in solid tumors).
Expected Milestones for Early-Stage Programs
•Initiate the Phase 2 portion of the Phase 1/2 trial (NCT03744468) of BGB-A425 (an investigational TIM3 monoclonal antibody) in combination with tislelizumab in the second half of 2021.
Collaboration with Amgen
•Received conditional approval in China of KYPROLIS® (carfilzomib) for injection in combination with dexamethasone for the treatment of adult patients with R/R multiple myeloma who have received at least two prior therapies, including a proteasome inhibitor and an immunomodulatory agent. This is the first approval for KYPROLIS in China.
Other Collaboration Programs
Sitravatinib, an investigational tyrosine kinase inhibitor of receptor tyrosine kinases (RTKs), including TAM family receptors (TYRO3, Axl, MER), split family receptors (VEGFR2, KIT) and RET, licensed from Mirati Therapeutics Inc. (Mirati), in Asia (excluding Japan), Australia, and New Zealand.
•Initiated patient enrollment in the Phase 3 trial (NCT04921358) of sitravatinib in combination with tislelizumab in squamous and non-squamous NSCLC.
Manufacturing Operations
•Announced plans to build a new commercial-stage manufacturing and clinical R&D campus at Princeton West Innovation Park in Hopewell, New Jersey. BeiGene has entered into a purchase agreement to acquire an approximately 42-acre site with over one million square feet of developable real estate to build a state-of-the-art facility and expand our footprint in this region. This planned campus is subject to the closing of this transaction and local approvals, and construction is expected to be completed in 2023; and

Exhibit 99.1
•Began construction on a new small molecule manufacturing campus in Suzhou, China. The planned total area for the new campus will be 82,000 square meters, with construction expected to be complete in 2023. Once complete, the total production capacity is expected to increase BeiGene's small molecule manufacturing capability in China by up to 10 times the current capacity, with an expected annual capacity of one billion tablets/capsules for solid preparations.
COVID-19 Impact and Response
•The Company expects that the worldwide health crisis of COVID-19 will continue to have a negative impact on its operations, including commercial sales, regulatory interactions, inspections, filings, and clinical trial recruitment, participation, and data read outs. There remains uncertainty regarding the future impact of the pandemic globally. The Company is striving to minimize delays and disruptions, and continues to execute on its commercial, regulatory, manufacturing, and clinical development goals globally.
Corporate Developments
•The Listing Committee of the Science and Technology Innovation Board (STAR Market) of the Shanghai Stock Exchange approved the Company’s Listing Application. Listing of the Company’s ordinary shares on the STAR Market is expected to be completed in 2021, subject to market conditions and additional regulatory approvals;
•Signed an exclusive worldwide strategic collaboration with Shoreline Biosciences, Inc., to develop and commercialize a portfolio of NK-based cell therapeutics leveraging Shoreline’s iPSC NK cell technology and BeiGene’s research and clinical development capabilities for different malignancies; and
•Expanded our Executive Committee with four new leaders:
–Clare Fisher, Senior Vice President, Business Development and M&A;
–Christiane Langer, M.D., Senior Vice President, Global Medical Affairs (ex-Greater China);
–Bob Mecca, Senior Vice President, Finance; and
–Adam Roach, Vice President, Head of APAC Commercial (ex-Greater China).
Second Quarter 2021 Financial Results
Cash, Cash Equivalents, Restricted Cash, and Short-Term Investments were $4.4 billion as of June 30, 2021, compared to $4.8 billion as of March 31, 2021, and $4.7 billion as of December 31, 2020.
•In the three months ended June 30, 2021, cash used in operating activities was $420.3 million, primarily due to our net loss of $480.3 million and a $42.9 million increase in our net operating assets and liabilities offset by non-cash charges of $102.9 million; capital expenditures were $38.5 million; cash used for a regulatory milestone was $7.5 million; and cash provided by financing activities was $35.6 million, consisting primarily of bank loan proceeds and the exercise of employee share options.
Revenue for the three months ended June 30, 2021 was $150.0 million, compared to $65.6 million in the same period of 2020.
•Product revenues totaled $138.6 million for the three months ended June 30, 2021, compared to $65.6 million in the same period of 2020, and comprised:
–Sales of tislelizumab in China of $74.9 million, compared to $29.4 million in the prior year period;
–Sales of BRUKINSA of $42.4 million, compared to $7.0 million in the prior year period;
–Sales of pamiparib, our third internally discovered and developed medicine to receive marketing authorization, of $2.2 million in China. We commenced sales and marketing in China in May 2021;
–Sales of XGEVA®, the first product transferred to BeiGene from the Amgen collaboration, in China of $3.3 million. BeiGene commenced sales and marketing in China in July 2020;
–Sales of Bristol Myers Squibb (BMS) in-licensed products in China of $13.4 million, compared to $29.2 million in the prior year period; and

Exhibit 99.1
•Collaboration revenue for the three months ended June 30, 2021 was $11.4 million, resulting from the partial recognition of previously deferred revenue associated with the upfront payment received from Novartis in the first quarter of 2021. There was no collaboration revenue for the prior year period.
Expenses for the three months ended June 30, 2021 were $624.8 million, compared to $424.5 million in the same period of 2020.
•Cost of Sales for the three months ended June 30, 2021 were $36.3 million, compared to $14.3 million in the same period of 2020. Cost of sales increased primarily due to increased product sales of tislelizumab, BRUKINSA, and XGEVA, and were partially offset by lower sales of BMS in-licensed products.
•R&D Expenses for the three months ended June 30, 2021 were $356.1 million, compared to $286.0 million in the same period of 2020. The increase in R&D expenses was primarily attributable to increases in headcount and external costs related to our investment in discovery and development activities, including our continued efforts to internalize research and clinical trial activities, as well as $45.0 million for an upfront fee related to in-process R&D. R&D expense increases were partially offset by decreased spending on clinical trials related to tislelizumab and BRUKINSA. Additionally, R&D-related share-based compensation expense was $30.2 million for the three months ended June 30, 2021, compared to $23.7 million for the same period of 2020.
•SG&A Expenses for the three months ended June 30, 2021 were $232.3 million, compared to $124.0 million in the same period of 2020. The increase in SG&A expenses was primarily attributable to increased headcount and increased external expenses related to the growth of our global commercial organization, as we continue to build our worldwide footprint. SG&A-related share-based compensation expense was $34.6 million for the three months ended June 30, 2021, compared to $21.8 million for the same period of 2020.
•Net Loss for the three months ended June 30, 2021 was $480.3 million, or $0.40 per share, and $5.23 per American Depositary Share (ADS), compared to $335.2 million, or $0.33 per share, and $4.31 per ADS in the same period of 2020.

Exhibit 99.1
Financial Summary
Select Condensed Consolidated Balance Sheet Data (U.S. GAAP)
(Amounts in thousands of U.S. Dollars)

	As of
	June 30,	December 31,
	2021	2020
	(unaudited)	(audited)
Assets:
Cash, cash equivalents, restricted cash and short-term investments	$4,392,137	$4,658,730
Accounts receivable, net	73,787	60,403
Working capital	3,556,725	3,885,491
Property and equipment, net	395,167	357,686
Total assets	5,524,116	5,600,757
Liabilities and equity:
Accounts payable	168,826	231,957
Accrued expenses and other payables	398,856	346,144
Deferred revenue	138,877	—
Debt	629,658	518,652
Total liabilities	1,917,341	1,731,514
Total equity	$3,606,775	$3,869,243

Exhibit 99.1
Condensed Consolidated Statements of Operations (U.S. GAAP)
(Amounts in thousands of U.S. dollars, except for shares, American Depositary Shares (ADSs), per share and per ADS data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

	(Unaudited)		(Unaudited)
Revenue:
Product revenue, net	$138,624	$65,635	$244,741	$117,694
Collaboration revenue	11,368	—	511,123	—
Total revenues	149,992	65,635	755,864	117,694
Expenses:
Cost of sales - products	36,263	14,307	68,948	28,456
Research and development [1]	356,091	285,968	676,817	590,270
Selling, general and administrative	232,289	124,049	414,395	231,130
Amortization of intangible assets	187	188	375	471
Total expenses	624,830	424,512	1,160,535	850,327
Loss from operations	(474,838)	(358,877)	(404,671)	(732,633)
Interest (expense) income, net	(4,866)	1,108	(9,045)	7,798
Other (expense) income, net	(867)	19,976	(4,990)	23,657
Loss before income taxes	(480,571)	(337,793)	(418,706)	(701,178)
Income tax (benefit) expense	(230)	(1,475)	(4,860)	79
Net loss	(480,341)	(336,318)	(413,846)	(701,257)
Less: Net loss attributable to noncontrolling interest	—	(1,116)	—	(2,320)
Net loss attributable to BeiGene, Ltd.	$(480,341)	$(335,202)	$(413,846)	$(698,937)

Net loss per share attributable to BeiGene, Ltd.:
Basic and diluted	$(0.40)	$(0.33)	$(0.35)	$(0.69)
Weighted-average shares outstanding:
Basic and diluted	1,194,071,476	1,010,230,470	1,191,521,766	1,007,967,904

Net loss per ADS attributable to BeiGene, Ltd.
Basic and diluted	$(5.23)	$(4.31)	$(4.52)	$(9.01)
Weighted-average ADSs outstanding:
Basic and diluted	91,851,652	77,710,036	91,655,520	77,535,993

[1] Research and development expense for the three and six months ended June 30, 2021 includes upfront fees related to in-process research and development of in-licensed assets totaling $45.0 million and $53.5 million, respectively, compared to nil and $43.0 million in the comparable prior year periods.

Exhibit 99.1
About BeiGene
BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are expediting development of our diverse pipeline of novel therapeutics through our own capabilities and collaborations. We are committed to radically improving access to medicines for two billion more people by 2030. BeiGene has a growing global team of approximately 7,000 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding clinical data for BeiGene’s drug candidates and approvals of its medicines; the conduct of late-stage clinical trials and expected data readouts; additional planned product approvals and launches; the advancement of and anticipated clinical development, regulatory milestones and commercialization of BeiGene’s medicines and drug candidates; the success of BeiGene’s commercialization efforts and revenue growth; the expected capacities and completion dates for the Company’s manufacturing facilities under construction; the timeline for the Company to complete its proposed public offering and listing on the STAR Market of the Shanghai Stock Exchange, if at all; the impact of the COVID-19 pandemic on the Company’s clinical development, regulatory, commercial and other operations; BeiGene’s plans and the expected events and milestones under the caption “Recent Business Highlights and Upcoming Milestones”; and BeiGene’s plans, commitments, aspirations and goals under the captions “About BeiGene”. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development of its drug candidates and achieve and maintain profitability; the impact of the COVID-19 pandemic on BeiGene’s clinical development, regulatory, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact
Gabrielle Zhou	Liza Heapes or Vivian Ni
+86 10-5895-8058 or +1 857-302-5189	+1 857-302-5663 or +1 857-302-7596
ir@beigene.com	media@beigene.com
KYPROLIS® and XGEVA® are registered trademarks of Amgen.